Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

OUTFRONT Media Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	6,475,000 shares(2)	$13.975(3)	$90,488,125(3)	$0.00011020	$9,971.80(3)
Total Offering Amounts					$90,488,125		$9,971.80
Total Fee Offsets							--
Net Fee Due							$9,971.80

(1)          This Registration Statement on Form S-8 (the “Registration Statement”) registers the issuance of up to 6,475,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of OUTFRONT Media Inc. and options and rights to acquire Common Stock issuable under the OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan.

(2)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock, which may be offered and issued to prevent dilution resulting from adjustments as a result of stock splits, stock dividends, recapitalizations, reclassifications, reorganizations or other similar transactions.

(3)          Pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share is based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange consolidated reporting system on June 1, 2023, and is estimated solely for purposes of calculating the registration fee.